Exhibit 99.1

For Immediate Release

A.P. Pharma Announces the Allowance of

Three Patents Covering APF530

– APF530 patent protection extended through 2024 –

REDWOOD CITY, Calif. – July 10, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, announced today that the United States Patent and Trademark Office (USPTO) has allowed three new patents covering the Company’s lead product candidate, APF530, which is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). The newly allowed patents, when issued, will extend the patent life around APF530 through 2024.

“The newly allowed patents are instrumental in bolstering APF530’s overall patent life and will extend the intellectual property protection surrounding the product through 2024,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “A.P. Pharma continues to make advancements related to APF530 beyond clinical and regulatory development, and the allowance of these patents provides added strength to the APF530 patent estate and will help support the product’s longevity.”

Patent Details

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U.S. Patent application number 13/279,949, entitled “Process for Preparing a Semi-Solid Delivery Vehicle Comprising Granisetron,” relates to methods for preparing extended release formulations of granisetron.

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U.S. Patent application number 13/279,938, entitled “Methods of Treating Emesis Utilizing Semi-Solid Pharmaceutical Compositions Comprising Granisetron,” relates to methods for the treatment of emesis using extended release formulations of granisetron.

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U.S. Patent application number 12/564,881, entitled “Semi-Solid Delivery Vehicle and Pharmaceutical Compositions for Delivery of Granisetron,” relates to compositions for extended delivery of granisetron.

Additional information regarding these patent applications can be found on the USPTO website. APF530 is already covered by multiple issued patents on the polymer technology and formulations that extend into 2021.

About APF530

A.P. Pharma’s lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary

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Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA in mid-2012. The Company has additional research and development programs that utilize its bioerodible, injectable and implantable delivery systems. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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